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                                                                   EXHIBIT 99(f)

December 7, 1994


Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479

Ladies and Gentlemen:

We understand that Norwest Corporation ("Norwest") and Directors Insurance Service (the "Company") intend to enter into an Agreement and Plan of Reorganization (the "Agreement") providing for a business combination between the Company and a wholly-owned subsidiary of Norwest (the "Business Combination"), in which all of the outstanding shares of capital stock of the Company will be exchanged for shares of common stock of Norwest.

The undersigned is the Trustee of the Erin Jette Lastinger Qualified Subchapter S Trust dated July 22, 1994 ("Erin QSST") and, as Trustee, is a shareholder of the Company and is entering into this letter agreement to induce Norwest to enter into the Agreement and consummate the proposed transaction.

The undersigned confirms his agreement with you as follows:

     1. The undersigned represents, warrants and agrees that Schedule I attached hereto sets forth the shares of the Company's capital stock of which the undersigned is the record owner and that the undersigned is on the date hereof the lawful owner of the number of shares set forth therein, free and clear of all voting agreements and commitments of any kind and free and clear of all liens and encumbrances except as set forth in Schedule I. Except as set forth in Schedule I, the undersigned does not own or hold any rights to acquire any additional shares of the Company's capital stock (by exercise of stock options, warrants or otherwise) or any interest therein or any voting rights with respect to any additional shares. The undersigned further represents, warrants and agrees that he has full authority under the terms of the Erin QSST to enter into and perform this agreement and to make the commitments, representations and covenants contained herein.

     2. The undersigned agrees that the undersigned will not contract to sell, or otherwise transfer or dispose of any shares of the Company's capital stock or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Business Combination, or
(ii) with the prior written consent of Norwest. For purposes of this paragraph, a pledge of the shares

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shall not be considered a sale, transfer or disposition so long as all voting rights are retained by the undersigned and the pledgee of the shares agrees that the voting rights cannot be transferred until this letter agreement is terminated.

     3. The undersigned agrees that all shares of the Company's capital stock owned by the undersigned at the record date for any meeting of stockholders of the Company called to consider and vote on the Business Combination will be voted by the undersigned in favor of the Business Combination.

     4. The undersigned agrees to cooperate fully with Norwest in connection with the Business Combination. The undersigned agrees that the undersigned will not, directly or indirectly, solicit any inquiries or proposals from, or enter into, or continue any discussions, negotiations or agreements relating to the business combination, merger or consolidation of the Company with, or to the acquisition of its voting securities by, or to the direct or indirect acquisition or disposition of a significant amount of assets otherwise than in the ordinary course of business of the Company from or to, any person other than Norwest or vote in favor of any such proposal or transaction.

This letter agreement may be terminated at the option of either party at any time after termination of the Agreement to be entered into with respect to the Business Combination.

Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

                                       Very truly yours,



                                               /s/  Erin Jette Lastinger
                                       -----------------------------------------
                                       Erin Jette Lastinger,   Trustee of the
                                       Erin Jette Lastinger Qualified Subchapter
                                       S Trust dated July 22, 1994


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Confirmed:  December 7, 1994

NORWEST CORPORATION



By: John Ganoe
Its: Senior Vice President



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